UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

GREGORY J. GOFF

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On April 30, 2025, Elliott issued the following press release:

Elliott Releases Episode of “Streamline 66” Podcast Series Featuring 1:1 Conversation with Director Nominee Michael Heim

Episode With Mr. Heim, A Founder of Targa Resources, Features Perspectives on Phillips 66 Operations and Value-Unlocking Options for the Company’s High-Quality Assets

Visit Streamline66.com to Subscribe to the Podcast and Learn About Elliott’s “Streamline 66” Campaign at Phillips 66

WEST PALM BEACH, FLA. (April 29, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top-five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today released the fifth episode of the Streamline 66 Podcast. The series features 1:1 conversations with Elliott's highly qualified director nominees, as well as industry experts.

The latest installment features Nominee Michael Heim, who has a long record of leadership in the energy industry as a founder of Targa Resources, one of the most successful Permian-focused midstream operators, and as a member of multiple boards. Mr. Heim said:

•	“The assets are very good…If you look at what they've got on a map, they're in the major basins in the United States. They should be up there competitively with their peers, and they haven't been.”

•	“For them to turn things around, [Phillips 66 Midstream] has to have a strategy and they've got to have a Board that is interested in funding their organic growth. Organic growth is where you have higher rates of return. They’ve got to have a management team that's incentivized based upon their own success. It can't be based upon what's going on in the refineries…they've got to have their own leadership. And they have to have the governance to make sure that the direction that they're headed is the way that maximizes shareholder return.”

•	“It's got great bones. With the right amount of capital and the right discipline, [Phillips 66] should be able to trade like a midstream company does. As it improves its reputation with its producers, it ought to trade in parallel with its peers.”

Episodes can be accessed on Streamline66.com/podcast, and are available on Apple, Spotify and everywhere podcasts are heard. You can also watch the full episodes on YouTube at https://www.youtube.com/@Streamline66.

For more information, including how to vote for Elliott’s four nominees to the Phillips 66 Board using the GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Also on April 30, 2025, Elliott posted Episode No. 5 of its “Streamline66 Podcast” podcast series to Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of Episode No. 5 is included below, and other materials relating to the posting of Episode No. 5 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Transcript

Bri Scholtz (00:00): Welcome to the Streamline 66 podcast where we bring you the latest in Elliott Investment Management's effort to unlock value at Phillips 66. Today, joining me, I have Mike Heim, who brings over four decades of experience in the energy industry, most prominently as one of the founders and the chief operating officer of Targa Resources. Mike, thank you so much for joining me.

Michael Heim (0:24): Thank you very much. Glad to be here.

Bri Scholtz (0:27): So, I'd like to talk a little bit about your background and your upbringing and how it informed your leadership style.

Michael Heim (0:32): I was born and raised in Fort Worth, Texas. My father was in the aerospace industry. He built airplanes for 43 years. So, we talked about airplanes at dinner lots and lots of nights. And I had three sisters. We were all very active. It was a great place to live. And I really enjoyed growing up there.

I have a degree in aerospace engineering from the University of Texas at Austin and an MBA from the University of Houston. My wife and I met at TCU when I was going to summer school. We have three children, a son and two twin daughters. We basically moved to Houston when I went to work at NASA working on the Apollo and Skylab programs down there.

Bri Scholtz (1:27): You're a long-time Houstonian. Can you talk a little bit about some of the things that you're involved in here? I've heard you might be involved in the rodeo.

Michael Heim (1:35): The rodeo is a large part of my life. I've been on the rodeo board for a long time. I'm a lifetime director right now. The Houston rodeo is one of the top philanthropic 501(c)s in the United States. We've got scholarships, we have vocational schools that we support, we have dollars that go out to teaching assistants at universities. We fund some of the vocational schools with equipment and with other assets that they need to be successful.

We just finished the rodeo. They set a new record: I believe that 2.7 million people showed up on the grounds over a 24-day period. We raised over $29 million in the auctions out there, whether they were the junior auctions where the 4H and FFA kids are selling steers or swine or chickens or turkeys, lamb and goat, or the commercial sales. So, I'm very proud to be a part of the Houston Rodeo. And this was our 94th year. I'm looking forward to the 100th anniversary.

Bri Scholtz (2:56): And so from NASA, what drew you into the energy industry?

Michael Heim (3:00): It was after the Arab oil embargo when the major oil and gas companies that were starved for technical support, they knew that things were going, the big construction companies were looking for people. But I went to work for El Paso LNG Company. I knew nothing about natural gas at the time, but I started a seven-year stint where I chased LNG projects around the world. I left there and I went to work for A&R Pipeline and the Coastal Corporation after they merged. And I spent 19 years there.

From there, I started Coastal Gas Marketing Company, which was a national natural gas company. We brought gas in from Canada. We brought gas in from Mexico at the time. And we sold it to the big distribution companies and end users throughout the United States.

After that, I went to work as a consultant for Texas Eastern Pipeline. My mission at that point in time was to help them find new gas sources in the Gulf of Mexico.

Bri Scholtz (4:13): So, you were one of the founders and the first COO of Targa Resources. Can you talk about those early days founding that company?

Michael Heim (4:21): Yes, they were an interesting time for me. I had never had an opportunity for a startup company, and I always worked for large corporations. And it was new to us. We learned a lot. When I first started, I had a friend of mine and I were pursuing an M&A deal with Williams. We were trying to buy an offshore gathering and processing division of theirs. We pursued about a dozen or fifteen opportunities in the next year. We eventually made our first acquisition from ConocoPhillips. We bought their San Angelo operating system and their Louisiana operating systems. We found out very quickly that we had to restructure all of the Louisiana systems. When we went out to the Permian Basin, you couldn't hardly find an operating drilling rig. Nobody was drilling.

Eventually commodity prices came up. The shale world was just beginning. Fracturing wells was a brand new opportunity that people didn't know about. We knew that production had been there forever, but we didn't know how to get it out of the ground. So, we worked on that. We took the time to build a great team of people. We had to convince them that we were here for the long run. Many of those people had their company name tags on their Nomex in Velcro because they changed about every two years. And we told them that we had no intention of flipping them, that we were there for the long run. We told them that we were gonna treat them and their families like our family and that we were going to work hard together to form a company that we wanted to last for a long time.

Bri Scholtz (6:32): I’d love to zoom out and hear a little bit about the key lessons that you learned from this experience and how you might apply it to Phillips 66 today.

Michael Heim (6:43): Well, it starts with your people. And your people have to all be on the same page. You have to understand that you have to meet your customers' needs. You have to gather the data. You have to come up with the ideas. There was a lot of thinking outside the box in the last 15 years in the midstream business. As the producers became more successful, they needed less drilling rigs to produce the same amount or grow production. So, we had to be very light on our feet. We had to understand their needs. We had to have a ability to go to the market and raise capital. We had to be able to raise debt. We were spending billions of dollars a year to build new infrastructure. So you had to stay focused.

The P66 folks need to focus on growing their base business. They've spent a lot of money in the last few years on acquisitions, on M&A deals that, depending upon what time frame you look at, many of them look like they're dilutive because P66 trades at such a low multiple. That low multiple is driven by their refining. They're priced as a refiner, not as a midstream company, not as a chemical company.

Those same dollars could have been spent on reinforcing, expanding their own base operations. They could have been used to win back customers who had drifted off to other people because DCP wasn't supporting their growth needs. There's a fine line of what you have to do in order to meet your customers' needs. And if you lose sight of that, then you can take the best system in the world and it will go downhill.

Bri Scholtz (9:01): So, what's your view on Phillips 66 midstream assets today?

Michael Heim (9:08): The assets are very good. They are very distributed. As we say, “They make good map.” If you look at what they've got on a map, they're in the major basins in the United States. They should be up there competitively with their peers, and they haven't been.

Like I said, they lost market share to everybody. They allowed other companies to come in, dozens of companies, not one or two companies, but dozens of companies, to come in and build gathering and processing in their own backyard. If they'd been capitalized correctly, they could be the number one major midstream company in the United States today.

Bri Scholtz (9:58): So how do you fix this?

Michael Heim (10:01): So, for them to turn things around, they've got to have a strategy and they've got to have a board that is interested in funding their organic growth. Organic growth is where you have higher rates of return. And to go forward, they've got to have a management team that's incentivized based upon their own success. It can't be based upon what's going on in the refineries or things like that. They've got to have their own leadership. They have to have enough cash to build their systems.

They've got a reputation to repair. They were starved for capital, and the producer community just thought they didn't care. And it's not that they didn't care, they just didn't have the tools to meet their needs.

Bri Scholtz (10:58): So, say this business was separated. What excites you most about a standalone midstream business?

Michael Heim (11:07): It's got great bones. With the right amount of capital and the right discipline, that company should be able to trade like a midstream company does. As it improved its reputation with its producers, it ought to trade in parallel with its peers.

They certainly have good assets. They have good people. They've got some of the best people that have been handcuffed and not allowed to succeed. So, you've just got to give them the opportunity to spread their wings, go back out and repair a decade of damage or two decades of damage with the producing community and start to build the company again.

Bri Scholtz (11:59): Well, Mike, thank you so much for your time today and especially for your willingness to serve on the board of Phillips 66.

Michael Heim (12:05): Thank you.

Item 3: Also on April 30, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on April 30, 2025, Elliott issued advertisements on YouTube, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 5: Also on April 30, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.